UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2026

Curanex Pharmaceuticals Inc

(Exact name of registrant as specified in its charter)

Nevada	001-42815	83-0741390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Jericho Plaza, Suite 101B Jericho, NY	11753
(Address of principal executive offices)	(Zip Code)

(718) 673-6078

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CURX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03.	Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As previously disclosed by Curanex Pharmaceuticals Inc (the “Company”), on May 31, 2026, the board of directors of the Company (the “Board”) approved by unanimous written consent, and on June 11, 2026, holders of a majority of the outstanding voting power of the Company, acting by written consent, in accordance with the applicable provisions of the Nevada Revised Statutes (“NRS”) and the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), and its Bylaws, approved a reverse stock split of the issued and outstanding shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a ratio of not less than 1-for-10 and not more than 1-for-50 (the “Reverse Split Range”) and a form of a Certificate of Amendment to the Articles of Incorporation (the “Certificate of Amendment”), and granted the Board the discretionary authority to determine the exact ratio of a reverse stock split within the Reverse Split Range and to effect a reverse stock split at such time and date, if at all, as to be determined by the Board in its sole discretion. On July 22, 2026, the Board approved, by unanimous written consent, a 1-for-20 reverse stock split (the “Reverse Stock Split”) of the issued and outstanding shares of the Company’s Common Stock.

On August 14, 2026, the Company filed the Certificate of Amendment with the Nevada Secretary of State in accordance with NRS 78.390, to become effective at 12:01 a.m. Pacific Time on August 20, 2026 (the “Effective Time”), implementing the Reverse Stock Split. After the Effective Time, it is expected the Common Stock will begin trading on Nasdaq on a reverse split-adjusted basis when the market opens on August 20, 2026, under the existing trading symbol “CURX” but having a new CUSIP number.

At the Effective Time, every 20 shares of Common Stock issued and outstanding will be automatically converted into one (1) issued and outstanding share of Common Stock, resulting in approximately 1,568,241 shares of Common Stock, subject to adjustments (based on 31,364,812 shares of Common Stock outstanding immediately prior to the Effective Time). The total number of shares of Common Stock authorized for issuance, 475,000,000 shares, and the par value per share of the Common Stock, $0.0001 will remain unchanged.

In addition, as a result of the effectiveness of the Reverse Stock Split, proportionate adjustments will be made to the number of shares of Common Stock underlying the Company’s outstanding equity awards under the Company’s 2026 Equity Incentive Plan as well as the exercise and grant prices of such equity awards, as applicable. The total number of shares of the Company’s preferred stock, par value $0.0001 per share, authorized for issuance will remain at 25,000,000. Furthermore, no change will be made to the number of issued and outstanding shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will be entitled to have such fractional share rounded up to the nearest whole share and, as such, any stockholder who otherwise would have held a fractional share after giving effect to the Reverse Stock Split will instead hold one whole share of Common Stock. No cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split. VStock Transfer, LLC, the Company’s transfer agent, is acting as the exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the process for exchanging shares.

The purpose of effecting the Reverse Stock Split is to regain compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq.

The foregoing description of the Certificate of Amendment is qualified in its entirety by reference to the form of Certificate of Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibits Number	Description
3.1	Certificate of Amendment filed with the Secretary of State of Nevada
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curanex Pharmaceuticals Inc

Date: August 17, 2026	By:	/s/ Jun Liu
	Name:	Jun Liu
	Title:	Chief Executive Officer